SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MarineMax, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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MARINEMAX, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS March 5, 2002
MARINEMAX, INC. 18167 U.S. 19 North, Suite 499 Clearwater, Florida 33764
PROXY STATEMENT
VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
VALUE OF OPTIONS HELD AS OF SEPTEMBER 30, 2001
CERTAIN TRANSACTIONS AND RELATIONSHIPS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

MARINEMAX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 5, 2002

      An Annual Meeting of Stockholders of MarineMax, Inc., a Delaware corporation, will be held at 9:00 a.m., on Tuesday, March 5, 2002 at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida, for the following purposes:

1.	To elect three directors, each to serve for a three-year term expiring in 2005.

2.	To ratify the appointment of Arthur Andersen LLP as our independent certified public accountants for the fiscal year ending September 30, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice.

      Only stockholders of record at the close of business on January 11, 2002 are entitled to notice of and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

MICHAEL H. MCLAMB
Secretary

Clearwater, Florida

January 14, 2002

MARINEMAX, INC.

18167 U.S. 19 North, Suite 499
Clearwater, Florida 33764

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

      The enclosed proxy is solicited on behalf of MarineMax, Inc., a Delaware corporation, by our board of directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, March 5, 2002, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida.

      These proxy solicitation materials were first mailed on or about January 16, 2002 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

      Stockholders of record at the close of business on January 11, 2002 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 15,250,024 shares of our common stock. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

      The presence, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of the votes properly cast in person or by proxy will be required to elect directors and the affirmative vote of a majority of the shares present in person or by proxy will be required for the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 2002.

      Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

      When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of nominees set forth in this proxy statement, and (ii) “for” the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 2002.

Revocability of Proxies

      Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

      We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

      Our 2001 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

      We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2001, as filed with the Securities and Exchange Commission. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

      Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. The board of directors has nominated Robert D. Basham, Richard R. Bassett, and David L. Cochran for election as Class I directors for three-year terms expiring in 2005 or until their respective successors have been elected and qualified.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Basham and Bassett currently are directors of our company, and Mr. Cochran currently is an executive officer of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

      The board of directors recommends a vote “for” the nominees named herein.

      The following table sets forth certain information regarding our directors and nominees for directors.

Name	Age	Position

William H. McGill Jr.	58	Chairman of the Board, Chief Executive Officer, and Director(1)(2)
Richard R. Bassett	48	President and Director(1)(2)
David L. Cochran	55	Senior Vice President and Chief Operating Officer
Robert D. Basham	54	Director
Gerald M. Benstock	71	Director(1)(3)(4)(5)
Robert S. Kant	57	Director(1)(3)(5)

Name	Age	Position

Stewart Turley	67	Director(1)(3)(4)(5)
Dean S. Woodman	73	Director(1)(3)(4)(5)

(1)	Member of the 1998 Incentive Stock Plan Committee

(2)	Member of the Employee Stock Purchase Plan Committee

(3)	Member of the Compensation Committee

(4)	Member of the Audit Committee

(5)	Member of Nominating Committee

      William H. McGill Jr. has served as the Chief Executive Officer of our company since January 23, 1998 and as the Chairman of the Board and as a director of our company since March 6, 1998. Mr. McGill served as President of our company from January 23, 1998 until September 8, 2000. Mr. McGill was the principal owner and president of Gulfwind USA, Inc., one of our operating subsidiaries, now called MarineMax of Central Florida, LLC, from 1973 until its merger with our company in March 1998.

      Richard R. Bassett has served as the President of our company since September 8, 2000 and as a director of our company since March 6, 1998. Mr. Bassett served as Executive Vice President of our company from October 1, 1998 until September 8, 2000 and as Senior Vice President of our company from March 6, 1998 until October 1, 1998. Mr. Bassett was the owner and president of Bassett Boat Company of Florida, one of our operating subsidiaries, now called MarineMax of Southeast Florida, LLC, from 1979 until its merger with our company in March 1998.

      David L. Cochran has served as a Senior Vice President of our company since October 1, 1998 and as Chief Operating Officer of our company since September 8, 2000. Mr. Cochran was a principal owner and president of Cochran’s Marine, Inc. and C&N Marine, Inc., one of our operating subsidiaries, now called MarineMax of Minnesota, Inc., from 1977 until its merger with our company in July 1998.

      Robert D. Basham has served as a director of our company since January 2, 2002. Mr. Basham is a founder of Outback Steakhouse, Inc., where he has served as a director since its inception in 1987 and has been President and the Chief Operating Officer of Outback Steakhouse, Inc. since February 1991. Outback Steakhouse, Inc. operates more than 725 Outback Steakhouse restaurants throughout the United States.

      Gerald M. Benstock has served as a director of our company since June 14, 2000. Mr. Benstock has served as Chairman of the Board and Chief Executive Officer of Superior Uniform Group, Inc. for over 30 years. Superior Uniform, a publicly traded company, manufactures and sells a wide range of uniforms and career apparel to an extensive array of corporate and commercial markets.

      Robert S. Kant has served as a director of our company since August 10, 1998. Mr. Kant has been a principal shareholder of the law firm of Greenberg Traurig, PA since September 1, 1999. Prior to that, Mr. Kant was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, for more than 18 years.

      Stewart Turley has served as a director of our company since August 10, 1998. Mr. Turley retired in 1997 as Chairman of Eckerd Corporation, which he originally joined in 1966. Mr. Turley served as Chairman, President, and Chief Executive Officer of Eckerd Corporation from 1975 until 1993. He served as Chairman and Chief Executive Officer from 1993 until 1996 and remained as Chairman of the Board until his retirement in 1997. He has been a director of Eckerd Corporation since 1971. Mr. Turley was a Senior Vice President from 1971 to 1974 and was Vice President from 1968 to 1971. Mr. Turley also serves as a director of WCI Communities, Inc. and Sprint Corporation.

      Dean S. Woodman has served as a director of our company since September 22, 1999. Since July 1999, Mr. Woodman has served as a consultant to public and private companies specializing in financial assignments, private equity and debt placements, and mergers and acquisitions. Mr. Woodman was a Managing Director of ING Barings LLC (and its predecessor Furman Selz), an international investment banking firm, from July 1989 to June 1999 and a Managing Director in the investment banking group of Hambrecht & Quist from October 1984 to March 1988. Mr. Woodman was a founding partner of Robertson Colman Stephens & Woodman in 1978 and of Woodman Kirkpatrick & Gilbreath in 1982. Previously, Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years, where he spent 16 years as director of West Coast corporate financing until 1978. Mr. Woodman serves as a director of SciClone Pharmaceuticals, Inc., a publicly traded biotechnology company.

Meetings and Committees of the Board of Directors

      Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating Committee, each consisting entirely of independent directors, as well as a Stock Plan Committee and an Employee Stock Purchase Plan Committee.

      The responsibilities of the Audit Committee include recommending to the board of directors the independent certified public accountants to be selected to conduct the annual audit of the books and records of our company, reviewing the proposed scope of such audit, reviewing accounting and financial controls of our company with the independent certified public accountants and our financial accounting staff, and reviewing and approving transactions between us and our directors, officers, and their affiliates. The Compensation Committee provides a general review of our compensation plans and policies to ensure that they meet corporate objectives and considers the grant of stock options to executive officers under our 1998 Incentive Stock Plan. The Nominating Committee considers the addition of members to the board of directors. The responsibilities of the Stock Plan Committee include administering the 1998 Incentive Stock Plan, including selecting the non-executive officer employees to whom options and awards will be granted; and the responsibilities of the Employee Stock Purchase Plan Committee include the administration of the Employee Stock Purchase Plan. During the fiscal year ended September 30, 2001, the Audit Committee held seven meetings; the Compensation Committee held four meetings; the Nominating Committee held four meetings; the Stock Plan Committee, through an award committee established by it, held six meetings; and the Employee Stock Purchase Plan Committee did not hold any meetings.

      Our board of directors held a total of six meetings during the fiscal year ended September 30, 2001. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors; and (ii) the total number of meetings held by all committees of the board of directors on which such director was a member.

Director Compensation and Other Information

      Employees of our company do not receive compensation for serving as members of our board of directors. Each non-employee director serving at our request receives a quarterly director’s fee of $10,000, which is paid in cash or shares of common stock. We reimburse our directors for out-of-pocket expenses incurred in attending meetings of the board of directors or committees. Directors who are employees of our company are eligible to receive stock options pursuant to our 1998 Incentive Stock Plan. Under the plan, non-employee directors each receive an automatic grant of options to acquire 5,000 shares of our common stock on the date they are first elected as directors of our company. Accordingly, Mr. Basham received an automatic grant of options to purchase 5,000 shares of common stock upon his joining the board of directors during January 2002. Non-employee directors also receive an automatic grant of options to purchase 2,500 shares of common stock on the date of each annual meeting of stockholders. Accordingly, Messrs. Benstock, Kant, Turley, and Woodman, each of whom will have been a director of our company for more than 90 days prior to the meeting, will each receive an automatic grant of options to purchase 2,500 shares of common stock on the date of the meeting. Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretionary program of the 1998 Incentive Stock Plan.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

      The following table sets forth the total compensation received for services rendered in all capacities to our company for the fiscal year ended September 30, 2001 by our Chief Executive Officer and our other most highly compensated executive officers whose total annual salary and incentive compensation exceeded $100,000 during fiscal 2001.

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation

				Awards

		Annual Compensation		Securities
Name and				Underlying	All Other
Principal Position	Year	Salary	Incentive	Options(1)	Compensation(2)

William H. McGill Jr.	2001	$400,000	$403,971	37,500	$2,605
Chairman and Chief	2000	$150,000	$1,100,000	57,500	$4,569
Executive Officer(3)	1999	$150,000	$823,480	—	—
Richard R. Bassett	2001	$300,000	$214,317	—	$5,250
President(3)	2000	$150,000	$709,953	65,000	$5,250
	1999	$150,000	$628,505	—	$6,161
David L. Cochran(3)	2001	$225,000	$143,188	—	$1,851
Senior Vice President and Chief	2000	$150,000	$263,047	30,000	$1,465
Operating Officer	1999	$150,000	$92,866	—	$2,703
Michael H. McLamb	2001	$225,000	$95,900	30,000	$1,887
Vice President, Chief Financial	2000	$150,000	$300,000	45,000	$4,789
Officer Secretary, and Treasurer	1999	$150,000	$250,000	—	$4,192
Paul Graham Stovall	2001	$150,000	—	—	$1,788
Senior Vice President	2000	$150,000	$17,462	—	$1,415
	1999	$148,269	$1,875	—	$1,465
David Pretasky(4)	2001	$144,250	$18,092	—	$1,812
Senior Vice President	2000	$150,000	$39,377	40,000	$2,696
	1999	$150,000	$189,811	15,445	$4,819

(1)	The exercise price of all options granted were equal to or greater than the fair market value of our common stock on the date of grant.

(2)	Amounts represent our matching portion of 401(k) or profit sharing plan contributions.

(3)	Effective on September 8, 2000, Mr. Bassett was promoted from Executive Vice President to President and Mr. Cochran was appointed Chief Operating Officer. Mr. McGill also served as President until September 8, 2000.

(4)	Mr. Pretasky resigned as an officer of our company during August 2001.

Option Grants

      The following table provides information with respect to stock options granted to our executive officers during the fiscal year ended September 30, 2001.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	total Options			Appreciation for Option
	Underlying Options	Granted to	Exercise or		Term(2)
	Granted	Employees in	Base Price	Expiration
Name	(#)(1)(3)	Fiscal Year	($/Sh)	Date	5%	10%

William H. McGill, Jr.	37,500	11%	$8.10	2011	$191,027	$484,099
Michael H. McLamb	30,000	9%	$8.10	2011	$152,821	$387,279

(1)	The option grants to the listed officers are non-qualified stock options exercisable during the 10-year period from the date of grant, with such options vesting 20% on each February 27 from 2004 through 2008.

(2)	Calculated from a base price equal to the exercise price of each option, which was the fair market value of the common stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved.

(3)	The options granted to Messrs. McGill and McLamb during fiscal 2000 were disproportionally low compared with those options issued to certain other officers due to the pending stockholder approval to amend our 1998 Incentive Stock Plan to increase the number of shares of our common stock that may be issued under the plan. The stockholders approved the amendment to the plan, and the additional options were granted to Messrs. McGill and McLamb during fiscal 2001.

Option Holdings

      The following table provides the number of shares of common stock underlying unexercised options at September 30, 2001 by the listed officers. Messrs. Stovall and Pretasky did not hold any options as of September 30, 2001. None of these officers exercised options during fiscal 2001.

VALUE OF OPTIONS HELD AS OF SEPTEMBER 30, 2001

	Number of Securities
	Underlying Unexercised
	Options at Fiscal Year-End(1)

Name	Exercisable	Unexercisable

William H. McGill Jr.	40,000	175,000
Richard R. Bassett	28,833	100,334
David L. Cochran	—	50,000
Michael H. McLamb	88,800	119,800

(1)	None of the options listed had any value at fiscal year-end, because the exercise prices of all of the options held by the listed officers were greater than $6.75, which was the closing price of our common stock as quoted on the New York Stock Exchange on September 28, 2001.

1998 Incentive Stock Plan

      On April 5, 1998 and April 30, 1998, respectively, the board of directors adopted and the stockholders approved the MarineMax, Inc. 1998 Incentive Stock Plan. The 1998 Incentive Stock Plan was amended by the board of directors during May 1998 and November 2000 and our stockholders approved the November 2000 amendment during February 2001. The plan provides for the grant of incentive and nonqualified stock options to acquire our common stock, the direct grant of common stock, the grant of stock appreciation rights, or SARs, and the grant of other cash awards to key personnel, directors, consultants, independent contractors, and others providing valuable services to our company and our subsidiaries. We believe that the plan represents an important factor in attracting and retaining executive officers and other key employees, directors, and consultants and constitutes a significant part of our compensation program. The plan provides such individuals with an opportunity to acquire a proprietary interest in our company and thereby align their interests with the interests of our other stockholders and give them an additional incentive to use their best efforts for the long-term success of our company.

      The plan currently provides that a maximum of the lesser of 4,000,000 shares or 20% of the then-outstanding shares of common stock of our company may be issued under the plan. The maximum number of shares of stock with respect to which options or other awards may be granted to any employee (including officers) during the term of the plan may not exceed 50% of the shares of common stock covered by the plan. As of the record date, options to purchase approximately 2,421,767 shares of common stock were outstanding. Of these options, approximately 389,748 are vested and the remainder vest over periods ranging from one to seven years.

      The power to administer the plan with respect to our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock rests exclusively with the board of directors or a committee consisting of two or more non-employee directors who are appointed by the board of directors. The power to administer the plan with respect to other persons rests with the board of directors or a committee designated by the board.

      The plan will terminate in April 2008, and options may be granted at any time during the life of the plan. Options become exercisable at such time as may be determined by the board of directors or the plan administrator. The exercise prices of options will be determined by the board of directors or the plan administrator, but if an option is intended to be an incentive stock option, the exercise price may not be less than 100% (110% if the option is granted to a stockholder who at the time of the grant of the option owns stock possessing more than 10% of the total combined voting power of all of our classes of stock) of the fair market value of the common stock at the time of the grant.

      The plan also includes an automatic grant program providing for the automatic grant of options to our non-employee directors. Under the automatic grant program, each non-employee whose election to the board of directors was proposed as of June 3, 1998 received an automatic option to acquire 10,000 shares of common stock on that date. Each subsequent newly elected non-employee member of the board of directors will receive as an initial grant an automatic option to acquire 5,000 shares of common stock on the date of his or her first appointment or election to the board of directors. In addition, an automatic option to acquire 2,500 shares of common stock will be granted to each non-employee director at the meeting of the board of directors held immediately after each annual meeting of stockholders. A non-employee member of the board of directors will not be eligible to receive an annual grant if the option grant date of such annual grant would be within 90 days of such non-employee member receiving his or her initial grant. Each initial grant will vest and become exercisable in a series of three equal and successive installments with the first installment vested on the date of grant (or the date of election to the board of directors, if later) and the next two installments 12 months and 24 months after the date of grant. Each annual grant will vest and become exercisable 12 months after the date of grant. Each automatic option will vest and become exercisable only if the optionholder has not ceased serving as a director as of such vesting date.

      The exercise price per share of common stock subject to automatic options will be equal to 100% of the fair market value of our common stock on the date such option is granted. Each automatic option will expire on the tenth anniversary of the date on which such automatic option was granted. In the event the non-employee director ceases to serve as a member of the board of directors or dies while serving as a director, the optionholder or the optionholder’s estate or successor by bequest or inheritance may exercise any automatic options that have vested by the time of cessation of service until the earlier of (a) 90 days after the cessation of service or (b) the expiration of the term of the automatic option. The board of directors believes that the grant of automatic options to non-employee directors is necessary to attract, retain, and motivate independent directors.

      The plan is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law and New York Stock Exchange requirements, we may issue any other options, warrants, or awards other than pursuant to the plan without stockholder approval.

Employee Stock Purchase Plan

      On April 5, 1998 and April 30, 1998, respectively, the board of directors adopted and the stockholders approved the MarineMax, Inc. 1998 Employee Stock Purchase Plan, which is intended to qualify for favorable income tax treatment under Section 423 of the Internal Revenue Code and is intended to offer financial incentives for employees to purchase our common stock. The stock purchase plan is administered by an appointed committee of the board of directors.

      The stock purchase plan provides for the issuance of up to 500,000 shares of common stock. The stock purchase plan is available to all regular, full-time employees of our company who have completed at least one year of continuous service.

      The stock purchase plan provides for implementation of up to 10 annual offerings beginning on the first day of October in the years 1998 through 2007, with each offering terminating on September 30 of the following year. Each annual offering may be divided into two six-month offerings. For each offering, the purchase price per share will be the lower of (i) 85% of the closing price of the common stock on the first day of the offering period, or (ii) 85% of the closing price of the common stock on the last day of the offering. The purchase price is paid through periodic payroll deductions not to exceed 10% of the participant’s earnings during each offering period. However, no participant may purchase more than $25,000 worth of common stock annually.

Employment Agreements

      We have employment agreements with each of William H. McGill Jr., Richard R. Bassett, David L. Cochran, and Michael H. McLamb. The employment agreements provide for a base salary of $400,000 per year in the case of Mr. McGill, $300,000 per year in the case of Mr. Bassett, and $225,000 per year in the case of Messrs. Cochran and McLamb. Each employment agreement provides for incentive compensation based upon the performance of our company and the executive as determined by our board of directors. In connection with their employment, each of the executives may also receive options to purchase common stock.

      We may terminate each executive’s employment for good cause, as defined in the respective agreements. We also may terminate each executive’s employment without good cause if such termination is approved by a majority of the members of the board of directors (excluding such executive), but the executive so terminated will receive his base salary for the remaining term of his employment agreement or one year, whichever is greater, and certain bonus and other payments. The employment of each executive also will terminate automatically upon the death of the respective executive. In the event of a termination of employment by us or the executive following any “change in control” of our company as defined in the agreement, each employment agreement provides for the executive to receive his fixed compensation in a lump sum and bonus payments that would have been payable through the end of our then-current fiscal year as if his employment had not been terminated. Section 280G of the Internal Revenue Code may limit the deductibility of such payments for federal income tax purposes. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be “phantom income” (i.e. income without cash) to our company. A “change in control” would include a merger or consolidation of our company, a sale of all or substantially all of our assets, under certain circumstances changes in the identity of a majority of the members of the board of directors of our company, or acquisitions of more than 20% of our common stock, subject to certain limitations.

      Each employment agreement contains a covenant not to compete with our company for a period of two years immediately following termination of employment or, in the case of a termination by our company without cause in the absence of a change in control, with certain exceptions, for a period of one year following termination of employment.

Limitation of Directors’ Liability; Indemnification of Directors, Officers, Employees, and Agents

      Our certificate of incorporation provides that no director of our company will be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the certificate of incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under Delaware law.

      In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances to actions arising under the federal securities laws. We have not indemnified our directors and officers for actions prior to March 1, 1998, the date we acquired all of the issued and outstanding capital stock of six recreational boat dealers in separate merger transactions.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Real Property Transactions with Affiliates

      We paid approximately $300,000 during the fiscal year ended September 30, 2001 to the Sherri-Lindsey Spicer Trust, an irrevocable trust of which relatives of Louis R. DelHomme Jr., a principal stockholder of our company, are the beneficiaries under leases for two retail locations in Houston, Texas. The trustee of the trust is Robert B. Arrington, an unrelated third party. Mr. DelHomme is a former director and officer of our company.

      We paid approximately $470,000 during the fiscal year ended September 30, 2001 to separate partnerships, the majority of each of which is owned by the former owners of Stovall Marine, Inc., under a lease for four retail locations in Georgia. Paul Graham Stovall became a director and officer of our company following our acquisition of Stovall Marine. Mr. Stovall will not be seeking re-election as a director at this meeting.

      We paid approximately $480,000 during the fiscal year ended September 30, 2001 to Pretasky Roach Properties, LLC, which is 50% owned by David H. Pretasky under a lease for a retail location in North Carolina. Mr. Pretasky became an officer of our company following our acquisition of Sea Ray of Wilmington, Inc. Mr. Pretasky resigned as an officer of our company during August 2001.

      We believe that all of the related party transactions listed above were on terms no less favorable to us than could have been obtained from unrelated firms or third parties.

Future Transactions

      We have a policy that we will not enter into any material transaction in which a director or officer has a direct or indirect financial interest unless the transaction is determined by our board of directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders, as provided for under Delaware law.

Business Relationships

      Robert S. Kant, a director of our company since August 10, 1998, is a principal shareholder of the law firm of Greenberg Traurig, PA, which serves as our primary legal counsel.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

      Our board of directors has appointed a Compensation Committee, consisting of non-employee members of the board of directors, to make decisions on the compensation of our executive officers. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals.

      Our compensation program for executive officers consists primarily of base salary, incentive bonuses, annual discretionary bonuses, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, that generally are available to all of our employees.

      Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives, taking into account the possibility of performance-based bonuses. The bonus program is designed to reward individuals for performance based on our company’s financial results as well as the achievement of personal and corporate objectives that contribute to our long-term success in building stockholder value. Stock option grants are intended to result in minimal or no rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation.

      Each of our executive officers is a party to an employment agreement with us, which provides for designated base salaries plus incentive compensation based on the performance of our company and the employees as determined by our board of directors.

Base Salary

      Each of our executive officers received base compensation during fiscal 2001 in accordance with the base compensation levels in effect under that officer’s employment agreement.

Incentive Compensation

      As described under “Executive Compensation — Employment Agreements,” the employment agreement of each executive officer provides for incentive compensation based upon the performance of our company and the employee as determined by our board of directors in accordance with a pay-for-performance philosophy. The board of directors approved an incentive compensation program for 2001. The program provided for our officers to receive (a) monthly bonuses based on our monthly pre-tax profit, and (b) a quarterly or annual bonus, as applicable, based upon various factors, including the customer satisfaction index, market share, and our financial performance. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases.

Stock Option Grants

      We strongly believe in utilizing grants of stock options to tie executive rewards directly to our long-term success and increases in stockholder value. Stock option grants also will enable executives to develop and maintain a significant ownership position in our common stock. The amount of options granted takes into account options previously granted to an individual. During fiscal 2001, our board of directors granted options to purchase 37,500 shares of our common stock to Mr. McGill and options to purchase 30,000 shares of our common stock to Mr. McLamb. See “Executive Compensation — Option Grants in Last Fiscal Year” for more information.

Other Benefits

      Executive officers are eligible to participate in benefit programs designed for all of our full-time employees. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Chief Executive Officer Compensation

      The Compensation Committee approved the payment of bonus and incentive compensation to Mr. McGill in accordance with his employment agreement and our 2001 incentive compensation program.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of a company’s four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Although these conditions were met under our 2001 incentive compensation program, none of our executive officers earned compensation in excess of $1 million during fiscal 2001.

      We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

      This report has been furnished by the members of the Compensation Committee of the board of directors of MarineMax, Inc.

Stewart Turley, Chairman
Gerald M. Benstock
Robert S. Kant
Dean S. Woodman

REPORT OF THE AUDIT COMMITTEE

      The board of directors has appointed an Audit Committee consisting of three directors. All of the members of the committee are “independent” of our company and management, as that term is defined in the New York Stock Exchange listing standards.

      The primary responsibility of the committee is to oversee our (a) financial reporting process on behalf of the board of directors, (b) system of internal accounting and financial controls, (c) outside auditors independence and performance, and (d) compliance with any legal compliance and ethics programs as may be established from time to time by the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

      In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditors the auditors’ independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditors.

      The committee discussed with our independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held seven meetings during fiscal 2001.

      Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the Securities and Exchange Commission. The committee and the board of directors also have recommended, subject to stockholder approval, the selection of the independent auditors. See “Ratification of Appointment of Independent Auditors.”

December 19, 2001

Dean S. Woodman, Chairman
Gerald M. Benstock
Stewart Turley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended September 30, 2001, our Compensation Committee consisted of Stewart Turley, Gerald M. Benstock, Robert S. Kant, and Dean S. Woodman. None of these committee members had any contractual or other relationships with our company during such fiscal year except that Mr. Kant is a principal shareholder of Greenberg Traurig, PA, which serves as our primary legal counsel.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended September 30, 2001, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year, except that during fiscal 2001, R. David Thomas, a former director, filed a late Form 4 covering the settlement of phantom stock units into shares of common stock upon his resignation from the board of directors.

PERFORMANCE GRAPH

      The following line graph compares cumulative total stockholder returns for (i) our common stock; (ii) the Russell 2000 Index; and (iii) the Nasdaq Retail Trade Index. The graph assumes an investment of $100 in our common stock on June 3, 1998, the date on which our common stock became registered under Section 12 of the Exchange Act as a result of our initial public offering, and an investment in each of the Russell 2000 and the Nasdaq Retail Trade Index of $100 on May 31, 1998. The graph covers the period from May 31, 1998 through September 30, 2001.

      The calculation of cumulative stockholder return for the Russell 2000 and the Nasdaq Retail Trade Index includes reinvestment of dividends. The calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of the record date for (i) all directors, our Chief Executive Officer, and our other executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation,” (ii) all directors and executive officers as a group, and (iii) each person known by us to beneficially own more than 5% of our outstanding shares of common stock.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number(2)		Percent(2)

Directors and Executive Officers:
William H. McGill Jr.	1,645,457	(3)	10.8%
Richard R. Bassett	3,324,082	(4)	21.8%
David L. Cochran	731,385	(5)	4.8%
Michael H. McLamb	94,155	(6)	*
Paul Graham Stovall	137,478		*
Robert D. Basham	1,667	(7)	*
Gerald M. Benstock	13,890	(8)	*
Robert S. Kant	39,826	(9)	*
Stewart Turley	37,649	(10)	*
Dean S. Woodman	20,658	(11)	*
David H. Pretasky	128,463		*
All directors and executive officers as a group (includes 10 current officers and directors and one former officer)	6,174,710		40.0%
5% Stockholders:
Brunswick Corporation	1,861,200		12.2%
Wellington Management Company, LLP	1,421,500	(12)	9.3%
Louis R. DelHomme Jr.	1,055,428	(13)	6.9%

*	Less than 1%.

(1)	Unless otherwise indicated, all persons listed can be reached at our company offices at 18167 U.S. Highway 19 North, Suite 499, Clearwater, Florida 33764, and have sole voting and investment power over their shares unless otherwise indicated. Brunswick Corporation maintains its address at 1 North Field Court, Lake Forest, Illinois 60045, and Mr. DelHomme maintains his address at 2206 Twin Oaks, Kemah, Texas 77565.

(2)	The numbers and percentages shown include shares of common stock issuable to the identified person pursuant to stock options that may be exercised within 60 days after January 11, 2001. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes 38,000 shares of common stock owned by Mr. McGill’s wife, as to which Mr. McGill disclaims beneficial ownership. Also includes 40,000 shares issuable upon the exercise of stock options, but excludes 205,000 shares of common stock issuable upon exercise of unvested stock options.

(4)	Includes 28,833 shares of common stock issuable upon the exercise of stock options, but excludes 100,334 shares of common stock issuable upon exercise of unvested stock options.

(5)	Includes 324,692 shares of common stock owned by Mr. Cochran’s former wife, as to which Mr. Cochran disclaims beneficial ownership and 5,000 shares owned by Walker Building Center, Inc., of which Mr. Cochran is a majority owner and controls the voting interest of our company’s common stock held by Walker Building Center, Inc. Excludes 70,000 shares of common stock issuable upon exercise of unvested stock options.

(6)	Includes 88,800 shares of common stock issuable upon the exercise of stock options, but excludes 139,800 shares of common stock issuable upon exercise of unvested stock options.

(7)	Includes 1,667 shares of common stock issuable upon the exercise of stock options, but excludes 3,333 shares of common stock issuable upon exercise of unvested stock options.

(8)	Includes 5,833 shares of common stock issuable upon the exercise of stock options, but excludes 1,667 shares of common stock issuable upon exercise of unvested stock options.

(9)	Includes 12,500 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 17,500 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 10,000 shares of common stock issuable upon the exercise of stock options.

(12)	Represents 1,421,500 shares of common stock beneficially owned by Wellington Management Company, LLP in its capacity as investment advisor on behalf of its clients. Wellington has shared voting power over 830,700 of such shares and shared dispositive power over 1,421,500 of such shares. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(13)	Owned of record by Spicer Partnership Ltd. Spicer Partnership Ltd. owned substantially all of the capital stock of Louis DelHomme Marine prior to its merger with our company. Mr. DelHomme is the majority owner of Spicer Partnership Ltd. and controls the voting interest of our company’s common stock held by Spicer Partnership Ltd.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We have appointed Arthur Andersen LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending September 30, 2002, and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection. The board of directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

      Aggregate fees billed to our company for the fiscal year ended September 30, 2001 by our principal accounting firm, Arthur Andersen LLP, are as follows:

Audit Fees	$167,150
Financial Information Systems Design and Implementation Fees	$—
All Other Fees	$47,000

Amounts listed as “All Other Fees” relate primarily to audits of our company’s benefit plan and tax related services. The members of our audit committee believe that the non-audit services provided by Arthur Andersen LLP, referenced above in “Financial Information Systems Design and Implementation Fees” and “All Other Fees,” are compatible with maintaining our principal accounting firm’s independence.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

      Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending September 30, 2002 must be received by us no later than December 2, 2002, in order to be included in the proxy statement and form of proxy relating to such meeting.

      Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2003, except in circumstances where (i) we receive notice of the proposed matter no later than September 16, 2002, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

OTHER MATTERS

      We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: January 14, 2002

This Proxy is Solicited on Behalf of the Board of Directors

MARINEMAX, INC.
2002 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of MARINEMAX, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated January 14, 2002, and hereby appoints William H. McGill Jr. and Michael H. McLamb and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of MARINEMAX, INC., to be held on Tuesday, March 5, 2002, at 9:00 a.m., local time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS OF MARINEMAX RECOMMENDS A VOTE “FOR” VOTE THE MATTER SUBMITTED.
☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
1.	Election of Directors:
	☐ FOR the three nominees listed below, except as indicated	☐ WITHHOLD AUTHORITY to vote for the three nominees listed below
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:

Robert D. Basham	Richard R. Bassett	David C. Cochran

(Continued and to be signed on reverse side)

2.	Proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of the company for the fiscal year ending September 30, 2002.

☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

        And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

        THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

        A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Sign, date, and return this proxy card promptly using the enclosed envelope.

------------------------------------------ Signature(s)

Date: -------------- , 2002	------------------------------------------ (Signature if jointly held)

NOTE: This Proxy Card should be dated, signed by the stockholders exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.

(Continued from reverse side)